                                   EXHIBIT 2.1

                                                                      D: 4/26/95

                             PLAN OF REORGANIZATION
                                       AND
                               EXCHANGE AGREEMENT

     RAFCO, LTD. ("RAFCO"), a Nevada corporation, and FRONTEER DIRECTORY COMPANY, INC. ("Fronteer"), a Colorado corporation, agree as follows:

     1.0  EXCHANGE AND DISSOLUTION.

          1.1 TRANSFER OF ASSETS. RAFCO hereby transfers, conveys, assigns, and delivers to Fronteer and Fronteer hereby accepts and acquires all of RAFCO's assets of every kind and description (tangible or intangible, real, personal, or mixed) wherever located and whether or not recorded upon the balance sheet or books and records of RAFCO. The assets being conveyed, transferred, assigned, and delivered to Fronteer as herein provided shall (without limiting the generality of the foregoing) include:

               (i) EXHIBIT OF ASSETS. Those assets described on the Exhibit of Assets which is attached hereto as EXHIBIT A and which is made a part hereof by reference.

               (ii) INTANGIBLES. All right, title, and interest of RAFCO in or under all contracts, agreements, leases, arrangements, trademarks, data, applications, permits, and licenses of any nature whatsoever which RAFCO has or has pending or to which RAFCO was or is a party, including those which are described on the Exhibit of Contracts which is attached hereto as EXHIBIT B and which is made a part hereof by reference.

          1.2 CASH RETAINED. The assets of RAFCO to be transferred to Fronteer on the Closing Date shall exclude only cash in an amount which is sufficient to pay all expenses of RAFCO in connection with the transfer of its assets to Fronteer and its dissolution as contemplated by this Agreement. RAFCO will set such amount aside from its assets and will pay all such expenses from the reserved amount and, after all the expenses have been paid, the balance, if any, of the cash funds reserved shall be paid to Fronteer.

          1.3 ASSUMPTION. Fronteer assumes, agrees to pay, perform, discharge, and hold RAFCO harmless from only (i) those contracts, agreements and arrangements of RAFCO which are listed on EXHIBIT B, (ii) those debts, obligations, and liabilities of RAFCO which are shown on the Exhibit of Liabilities that is attached hereto as EXHIBIT C and that is made a part hereof by reference, as such liabilities may have been adjusted and changed in the ordinary course of business, (iii) those debts, obligations, and liabilities of RAFCO which are reflected in the regular business records or on the books and accounts of RAFCO as of the date of this Agreement, and (iv) those rights or claims against RAFCO existing or incurred prior to the date of this Agreement if action or proceeding thereon is commenced against RAFCO within two years after the date of this Agreement. The agreements of Fronteer contained in this Section 1.3 are made expressly for the benefit of RAFCO and are not made for the benefit of and shall not be enforceable by any other party. Fronteer will not assume any other debt, liability, or obligation of RAFCO, whether known, unknown, or contingent, unless such debt, liability, or obligation of RAFCO is described in and expressly assumed under this Section 1.3.

          1.4 OBLIGATIONS NOT ASSUMED. The following debts, liabilities, and obligations are specifically not being assumed by Fronteer and Fronteer shall not be responsible for the payment of any of the following:

               (i) INDEMNIFICATION. Any debt, liability, or obligation assumed by Fronteer under Section 1.3 of this Agreement, if RAFCO is indemnified by any person against any loss, or any cost or expense in connection therewith, to the extent RAFCO is successful in collecting its loss, cost, or expense from the indemnifying party.

               (ii) SHAREHOLDER TAXES. Any liability or obligation of RAFCO shareholders for any federal or state taxes resulting solely from the transactions described in this Agreement.

          1.5 RAFCO SHARES OUTSTANDING. On the date of this Agreement there are 130,000 shares of $0.01 par value Class A Common Stock of RAFCO issued and outstanding; there are no shares of $0.02 par value Class B Common Stock of RAFCO issued and outstanding; and there are 87,500 shares of $0.03 par value Preferred Stock issued and outstanding. Such Preferred Stock is designated as Series A Cumulative Participating Preferred Stock ("RAFCO Series A Preferred Stock").

          1.6 EXCHANGE. In addition to the assumption of RAFCO's debts, obligations, and liabilities as provided in Section 1.3 hereof, Fronteer hereby agrees on the date of this Agreement to issue and deliver to RAFCO (i) 87,500 shares of the Series A Voting Cumulative Preferred Stock of Fronteer ("Fronteer Series A Preferred Stock") and (ii) 7,223,871 shares of the $0.01 par value Common Stock of Fronteer ("Fronteer Common Stock"). Attached hereto as EXHIBIT D and incorporated herein by reference is the Resolution setting forth the rights, preferences, limitations, restrictions, and relative rights and variations of the Fronteer Series A Preferred Stock. There is no

EXHIBIT E to this Agreement. On the last business day prior to the date of this Agreement or on the date of this Agreement, the Company will file Articles of Amendment to its Articles of Incorporation with the Colorado Secretary of State which set forth the information required by Section 7-106-102(4) of the Colorado Business Corporation Act, including the information required by such Section with respect to the Series A Preferred Stock of Fronteer.

          1.7  DISSOLUTION.  On the date of this Agreement:

               (i) RAFCO will file a Certificate of Dissolution with the Nevada Secretary of State; and

               (ii) RAFCO will distribute the Fronteer Series A Preferred Stock to shareholders of RAFCO who own of record RAFCO Series A Preferred Stock as of the date of this Agreement and RAFCO will distribute the Fronteer Common Stock to shareholders of RAFCO who own of record Class A Common Stock of RAFCO as of date of this Agreement.

          1.8 FRONTEER SHARES. Each person who receives shares of Series A or Common Stock of Fronteer as a result of the dissolution of RAFCO has been provided with a copy of this Agreement and, by voting to approve the transactions described herein, acknowledges that such person understands the following and makes the following representations:

               (i)  The shares of Fronteer to be received by such person:

                    (a) have not been registered under the Securities Act of 1933, as amended ("1933 Act") or under any state securities laws ("Blue Sky Laws");

                    (b) will be issued by Fronteer in reliance upon exemptions from registration under the 1933 Act and the Blue Sky Laws;

                    (c) may not be resold by the holder thereof unless such shares are registered under the 1933 Act and any applicable Blue Sky Law unless exemptions from such registration requirements are available;

                    (d) will be represented by a certificate which contains the following legend:

                         "The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 ("the Act"), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

               (ii) Such person has been provided with full and complete access to management of RAFCO and Fronteer to obtain any information desired by such person concerning RAFCO and Fronteer or the transactions described in this Agreement and such person has been provided with full and complete access to all of the books and records of RAFCO and Fronteer.

               (iii) Such person has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the transactions described in this Agreement.

               (iv) Such person understands there is not and will not be an established trading market for the Series A Preferred Stock of Fronteer.

     2.0 CORPORATE RECORDS. All of RAFCO's books and records as of the Closing Date shall become the property of Fronteer.

     3.0 TRANSFER AND ASSUMPTION OF DOCUMENTS. The conveyance, transfer, assignment, and delivery of the assets to Fronteer from RAFCO as herein provided shall be effected on the date of this Agreement (or as soon thereafter as reasonably possible) by deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer or conveyance in such form as Fronteer shall reasonably request. If the assignment of any license, lease, or other agreement to be assigned or transferred pursuant to this Agreement without the consent of another party thereto could be construed to be a violation of such license, lease, or other agreement, then this Agreement shall not be construed to be an assignment or an agreement to assign until such third party's consent shall have been obtained. In addition to its agreement set forth in Section 1.3 hereof, on the date of this Agreement Fronteer shall deliver to RAFCO in form satisfactory to RAFCO a document or documents in which Fronteer agrees to assume, pay, perform, discharge and hold RAFCO harmless as provided in Section
1.3 hereof.

     4.0 RAFCO'S REPRESENTATIONS AND WARRANTIES. RAFCO represents, warrants, and agrees that the following are true and correct on the date hereof:

          4.1 ORGANIZATION. RAFCO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and RAFCO is qualified to do business as a foreign corporation in the State of Colorado.

          4.2 CAPITALIZATION. RAFCO's authorized capital stock consists of 10,000,000 shares of $0.01 par value Class A Common Stock; 10,000,000 shares of $0.01 par value Class B Common Stock; and 2,000,000 shares of $0.03 par value Preferred Stock. Except as otherwise made mandatory by law or as otherwise provided in the Certificate of Designation filed by RAFCO with the Nevada Secretary of State, all voting rights are vested exclusively in the holders of the Class A Common Stock. All shares of RAFCO stock, when issued, are fully paid and nonassessable.

          4.3 OUTSTANDING SHARES. There are 130,000 shares of Class A Common Stock issued and outstanding and 87,500 shares of RAFCO Series A Preferred Stock issued and outstanding. The name and number of shares of Class A Common Stock of RAFCO and of RAFCO's Series A Preferred Stock owned by each person who is a shareholder of record of RAFCO on the date of this Agreement is set forth in EXHIBIT F attached hereto.

          4.4 BANK ACCOUNTS. Attached hereto as EXHIBIT G and incorporated herein by reference is a list which sets forth all accounts of any nature maintained by RAFCO in any bank, trust company, savings and loan association, or other financial institution, and the name and address of such institution.

          4.5 OBLIGATIONS. RAFCO does not have any agreement, contract, or arrangements with any of its officers, directors, agents, or employees which is not terminable upon 30 days or less notice without penalty.

          4.6 ENCUMBRANCE ON ASSETS. Except as expressly set forth in the Exhibit of Assets which is attached hereto as EXHIBIT A, RAFCO has good and marketable title to all of its assets, free and clear of all liens and encumbrances. RAFCO is not in default under any of the contracts or commitments described in EXHIBIT B attached hereto, and there exists no restriction on the right of RAFCO to transfer and assign its assets and convey good title thereto to Fronteer as herein contemplated except as described in the Exhibit of RAFCO Approvals which is attached as EXHIBIT H hereto and which is made a part hereof by reference.

          4.7 THIRD PARTY APPROVALS. Neither the execution of this Agreement, nor the consummation of the transactions provided for herein, constitutes, or will result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any indenture, charter, bylaw, mortgage, loan agreement, lien, lease, license, judgment, decree, order, agreement or other instrument to which RAFCO is a party or is subject, except insofar as it is necessary to obtain the approval or consent of a third party as expressly described in EXHIBIT H attached hereto.

          4.8 LIABILITIES. RAFCO had as of December 31, 1994, and has as of the date of this Agreement, no known liabilities of any nature, whether absolute, accrued, contingent, fixed or undetermined in amount, or otherwise and whether or not due and payable except (i) liabilities shown or provided for in the consolidated audited balance sheet of RAFCO dated December 31, 1994, (ii) liabilities disclosed on Exhibits hereto, and (iii) liabilities incurred in the ordinary course of business reflected in the regular business records or on the books and accounts of RAFCO on the date of this Agreement.

          4.9 EXECUTORY CONTRACTS. RAFCO does not have any contract or commitment whether written or oral (i) to be completely performed in more than 12 months after the date hereof; or (ii) to be completely performed in less than 12 months after the date hereof and involving a commitment of more than $10,000; except for the contracts and commitments that are described on EXHIBIT B attached hereto and except for contracts and commitments entered into with Fronteer's written consent. RAFCO has complied with all provisions of each of such contracts and commitments.

          4.10 ACCOUNTS RECEIVABLE. RAFCO's accounts receivable as of the date of this Agreement are not subject to any counterclaims or setoff.

          4.11 LITIGATION. RAFCO does not know of any pending or threatened litigation, proceeding or investigation by any governmental authority or any other person against RAFCO.

          4.12 CORPORATE APPROVAL. The execution, delivery and performance of this Agreement duly has been authorized and approved by the director of RAFCO and by the shareholders of RAFCO to the extent required under RAFCO's Articles of Incorporation and the Nevada General Corporation Law.

          4.13 TAXES. RAFCO has filed all federal income tax and excise tax returns, and, in each state where qualified or incorporated, all state and local tax or franchise returns, and all real and personal property tax returns which are required to be filed by it, and has paid all taxes as shown on said returns and has paid all assessments received by it.

          4.14 COMPLIANCE WITH REGULATIONS. RAFCO is entitled to own or lease its properties and to carry on its business as and in the places where such properties now are owned, leased, or operated, or such business now as conducted and is not in violation of any statute, rule, ordinance, regulation, or executive order applicable to it.

          4.15 ACCESS. RAFCO has and will continue to provide to Fronteer and its officers and representatives full and complete access to all of RAFCO's properties, books, and records and all information concerning RAFCO which is requested by any of such persons.

          All of the foregoing representations and warranties relate only to RAFCO and do not relate to any of RAFCO's subsidiaries. All of the foregoing representations and warranties of RAFCO are being made on the basis of the knowledge of the director and officers of RAFCO on the date of such representation and warranty. For purposes of this Agreement, Fronteer shall be deemed to have consented to an action or transaction by RAFCO if Dennis W. Olson, the president of Fronteer, gives his prior written consent to such action or transaction.

     5.0 FRONTEER'S REPRESENTATIONS AND WARRANTIES. Fronteer represents, warrants, and agrees that the following are true and correct.

          5.1 ORGANIZATION. Fronteer is a corporation duly organized, validly existing, and in good standing under the laws of Colorado and has full power and authority and has been duly authorized by all necessary corporate proceedings to enter into and carry out this Agreement. Fronteer is duly qualified as a foreign corporation to do business in the State of North Dakota.

          5.2 CAPITALIZATION. Fronteer's authorized capital stock consists of 100,000,000 shares of $0.01 par value Common Stock and 25,000,000 shares of $0.10 par value Preferred Stock.

          5.3 OUTSTANDING SHARES. As of the close of business on the last business day prior to the date of this Agreement, there are 5,334,190 shares of Common Stock of Fronteer issued and outstanding and there are options and warrants outstanding entitling the holders thereof to purchase 576,250 shares of Common Stock of Fronteer. Attached hereto as EXHIBIT I and incorporated herein by reference is a summary of such outstanding options and warrants.

          5.4 NO CONFLICTING AGREEMENT. Fronteer is not in breach of any of the terms, conditions, or provisions of or in default under any indenture, charter, bylaw, mortgage, loan agreement, lien, lease, license, judgment, decree, order, agreement or other instrument to which Fronteer is a party or is subject.

          5.5 THIRD PARTY APPROVALS. Neither the execution of this Agreement nor the consummation of the transactions provided for herein constitutes, or will result in, any breach of any of the terms, conditions, or provisions of, or constitute a default under, any indenture, charter, bylaw, mortgage, loan agreement, lien, lease, license, judgment, decree, order, agreement, or other instrument to which Fronteer is a party or is subject.

          5.6 LITIGATION. There is no pending or threatened litigation proceeding or investigation by any governmental authority or any other person by or against or otherwise affecting Fronteer or any of its assets, nor does Fronteer know of any ground for any such litigation, proceeding, or investigation.

          5.7 COMPLIANCE WITH REGULATIONS. Fronteer is entitled to carry on its business as and in the places where such business now is conducted and is not in violation of and in consummating this Agreement will not violate any statute, rule, ordinance, regulation, or executive order.

          5.9 1934 ACT REGISTRATION AND REPORTING. The Company has registered its Common Stock with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act"), and the Company is current in filing required reports with the SEC under the 1934 Act.

          5.10 ACCESS. Fronteer has provided to RAFCO and its officers, representatives and shareholders full and complete access to all of Fronteer's properties, books, and records and all information concerning Fronteer which is requested by any of such persons.

          All of the foregoing representations and warranties relate only to Fronteer and do not relate to any of Fronteer subsidiaries. All of the foregoing representations and warranties of Fronteer are being made on the basis of the knowledge of the directors and officers of Fronteer on the date of such representation and warranty.

     6.0 MERGER AND ACQUISITION FEE. Within a reasonable time after the date of this Agreement, Dennis W. Olson, Robert A. Fitzner, Jr., and Robert L. Long will negotiate the amount and terms of a merger and acquisition fee payable to Robert L. Long.

     7.0 RAFCO LEGAL COUNSEL. Hopper and Kanouff, P.C. is providing legal services to RAFCO in connection with the transaction described in this Agreement. Kanouff Corporation owns 28,039 shares of the Class A Common Stock of RAFCO. Kanouff Corporation is owned by Patricia M. Kanouff, the wife of John P. Kanouff. John P. Kanouff is a director of Hopper and Kanouff, P.C. There are potential conflicts of interest which result from this situation which have been disclosed to RAFCO, and RAFCO has requested and agreed that, notwithstanding such potential conflicts of interest, Hopper and Kanouff, P.C. provide legal services to RAFCO in connection with the transaction described in this Agreement.

     8.0 FRONTEER DIRECTORS. As of the date of this Agreement, Fronteer has seven directors. On the 15th day after the date of this Agreement, the directors of Fronteer other than Dennis W. Olson will resign as directors of Fronteer and the remaining director of Fronteer will accept the resignations of such six directors and will appoint Robert A. Fitzner, Jr. and Robert L. Long as directors of Fronteer to fill two of the vacancies created by such resignations. During such 15 day period Fronteer will take all actions necessary to comply with Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

     9.0 DIRECTORY DIVISION. As of the date of this Agreement, Fronteer hereby creates a separate operating division which shall be known as the "Directory Division." The Directory Division shall include all directory activities plus Fronteer Personnel Services, Inc. and Fronteer Marketing Group, Inc., a telemarketing firm. All directory marketing and publishing operations of Fronteer shall be conducted by the Directory Division. Except as otherwise provided in this Section 9.0, all decisions with respect to the operations of the Directory Division shall be made by a majority vote of the directors of the Directory Division. The directors of the Directory Division may not increase the compensation of management executives who perform services in the Directory Division without the prior approval of a majority of the directors of Fronteer. The Directory Division shall be treated as a separate corporation and the directors of the Directory Division are Dennis W. Olson, Marlow E. Lindblom, Roland Haux, Larry Myers, Larry Scott, Theodore Becker, and Richard Flurer. For a period of three years after the date of this Agreement, these division directors may resign but may not be removed and/or replaced without the prior approval of a majority of the directors of Fronteer and a majority of the directors of the Directory Division.

     10.0 REORGANIZATION. The transactions described in this Agreement are intended to comply with the requirements of Section 368(a)(1)(C) of the Internal Revenue Code ("Code"). It is understood that there are no assurances that the transactions described herein will meet all of the requirements of such Section of the Code.

     11.0 ADDITIONAL COMMON STOCK. Fronteer may issue some of its common shares in connection with a loan which may be obtained by Fronteer. In the event Fronteer issues common shares prior to June 30, 1995, in connection with a loan obtained by Fronteer, Fronteer agrees to issue additional common shares to those persons who are the holders of Fronteer Common Stock (as such term is described in Section 1.6 hereof) on the date of issuance of such additional common shares. Fronteer will issue 55/100th of one common share to such holders for each common share of Fronteer issued in connection with such loan transaction. Such additional common shares will be divided among the holders of Fronteer Common Stock based upon the percentage of the total outstanding shares of Fronteer Common Stock owned by each such holder as of the date of issuance of such common shares by Fronteer.

     12.0 GOVERNING LAW. This Agreement shall be construed according to the laws of Colorado as now or hereafter in effect.

     13.0 MISCELLANEOUS. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to full or accurate descriptions of the contents thereof. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This constitute the entire agreement of Fronteer and RAFCO and may not be changed, terminated, or discharged orally. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


     Dated:        APRIL 26           , 1995.
           --------------------------
                         RAFCO, LTD.



                         By:/s/ ROBERT A. FITZNER, JR.
                            --------------------------
                            Robert A. Fitzner, Jr., President


                         FRONTEER DIRECTORY COMPANY, INC.



                         By:/s/ DENNIS W. OLSON
                            -------------------
                            Dennis W. Olson, President

                                    EXHIBIT A


                                EXHIBIT OF ASSETS
                                  _____________


         172,711         shares of common stock of RAF Financial Corporation.

      50,479,511         shares of common stock of Secutron Corporation.*

     $     2,000         cash

     $   409,000         consulting fee from Secutron Corp. under letter
                         agreement dated July 18, 1986.

     $   498,102         miscellaneous guarantees and repayments due to RAFCO
                         and related to the acquisition of all rights and title to intellectual property, software, and development of products by Robert C. Colvin (dba The Foresight Group) and used in the analysis and asset/liability consulting in the commercial banking industry.

                         possible cause of action against Harrop & Cie. S.A. in a presently unknown amount.

     $  290,000          furniture, fixtures and equipment (net of depreciation
                         and amortization).

     $  424,867          loans receivable resulting from registered
                         representative recruiting, of which $119,130 is subject to cancellation, under certain conditions, on June 1, 1995 and $73,554 is subject to cancellation, under certain conditions, on July 20, 1995.

     $    5,149          note receivable






_____________

*Security for loans from MidRange Solutions and Secutron Corp. (See Exhibit C).

                                    EXHIBIT B

                              EXHIBIT OF CONTRACTS


1.   Letter Agreement dated July 18, 1986, between RAFCO, Ltd. and Anthony R.
     Kay.

2. Sublease dated January 30, 1992, between United Bank of Denver, N.A. and RAFCO, Ltd. relating to the 31st Floor at 1700 Lincoln Street, Denver, CO ("United Sublease").

3. Sublease dated January 30, 1992, between Norwest Corporation and RAFCO, Ltd. relating to the 32nd Floor at 1700 Lincoln Street, Denver, CO ("Norwest Sublease").

4. Amended and Restated STAR Alliance Agreement dated September 1, 1993, among Sheshunoff Information Services Inc., Trepp & Company, Inc., Asset Backed Securities Group, a division of Thomson Financial Networks Inc., and RAFCO, Ltd.

5. Settlement Agreement dated January 24, 1994, among Sharon M. Gomez, RAF Financial Corporation and RAFCO, Ltd.

                                    EXHIBIT C

                             EXHIBIT OF LIABILITIES


1.   10% Senior Subordinated Notes Due December 31, 2003:

          Bradley Bank             $  400,000
          Gladys Bradbury             100,000
          Harry J. Dumond             100,000
          Lucy Frisch                 100,000
          Earlene Fitzner             150,000
          Robert A. Fitzner, Sr.       50,000
          Robert A. and Susan E.
             Fitzner                   50,000
          Manteno Bank                375,000
                                    ---------

                Total              $1,325,000  plus interest


2.   Accounts Payable:             $   31,000 (estimate)

3.   MidRange Solutions:           $   50,000 plus interest.

4.   Secutron Corp.:               $  100,000 plus interest.

5.   Guaranty Bank:                $  100,000 plus interest.

6.   Davis & Ceriani, P.C.         $   60,174

7.   Norwest Corporation           $   18,064

8.   Unclaimed payments due under
     expired RAFCO Notes           $   77,800

9.   Future lease payments             Amounts disclosed on RAFCO audited
                                       financial statements at December 31,
                                       1994.

10.  Robert L. Long (expense       $    9,453
     reimbursements)

                                    EXHIBIT F

                              LIST OF SHAREHOLDERS


             NAME                        CLASS A COMMON STOCK
- ------------------------------          ----------------------
Robert A. Fitzner, Jr.                       86,105 shares
Kanouff Corporation                          28,039 shares
Dodie Englebrecht                             3,964 shares
Steven Fishbein                               3,964 shares
Peter O'Leary                                 3,964 shares
Arlene Wilson                                 3,964 shares

                           Total:           130,000 shares


                                            RAFCO SERIES A
               NAME                         PREFERRED STOCK
- -------------------------------------    ---------------------
Dean H. Boedeker                             7,500 shares
Thomas Bremer                                2,500 shares
Peter L. Conroy                             10,000 shares
Harry J. Dumond                              5,000 shares
Dorothy K. and Charles E. Englebrecht        2,500 shares
Robert A. and Susan E. Fitzner               5,000 shares
Earlene E. Fitzner                           2,500 shares
S. M. Fishbein                               2,500 shares
Lucy Frisch                                  5,000 shares
Harold W. Gorden                             2,500 shares
Donald and Deloras D. Hunter                 5,000 shares
Barbara M. Johnson                           5,000 shares
Patrick F. and Sylvia A. McGee               5,000 shares
Peter K. O'Leary                             2,500 shares
Pluss Poultry Company                       10,000 shares
Steven Quoy                                  5,000 shares
Jack K. and Betty L. Robertson               2,500 shares
Fred F. Teal, M.D.                           2,500 shares
Arlene M. and Gary Lee Wilson                5,000 shares
                                           -------

                       Total:               87,500 shares

                                    EXHIBIT I

                     SUMMARY OF FRONTEER OUTSTANDING SHARES,
                              OPTIONS, AND WARRANTS



April 26, 1995                                     5,334,190

Incentive Stock Option Plan
   (600,000 Authorized)
      (Source: 10-K)                                  -0-

   5 Officers ($.95 per Share)
      Expire: 8-25-97                                340,000

   PR Firm ($.70 per Share)
      Expire: 3-9-96                                  80,000

   RAF and Long ($.96 per Share)                     156,250
                                                   ---------

                Fully Diluted Shares               5,910,440